Exhibit 10.1

NOTICE
(Notice of Waiver of Rights)

             PLEASE READ THIS NOTICE AND THE ACCOMPANYING SEPARATION AGREEMENT CAREFULLY. BE ADVISED THAT THE SEPARATION AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS YOU MAY HAVE AGAINST ENSCO INTERNATIONAL INCORPORATED ("Ensco" or the "Company").

             Pursuant to the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act, Ensco hereby advises you of the following:

1.	You are advised to have the attached Agreement reviewed by an independent attorney of your choosing before executing the Agreement.
2.	If you sign the attached Agreement, you will be releasing all claims relating to, and arising from, your association with Ensco, including claims, if any, under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act, each as they may have been amended as of the date of the Agreement, except that you will not waive rights or claims that may arise after the date you execute the Agreement.

3.	You have twenty-one (21) days from the date of receipt to review this Agreement, execute the same, and return it to the Company.
4.	If you sign the attached Agreement, you may revoke your agreement to the terms of the Agreement within seven (7) days following its execution by you. The Agreement will not become effective until after the seven (7) days have expired.

5.	If you do not return the Agreement, executed where indicated, within twenty-one (21) days or if you revoke the Agreement during the seven-day revocation period, there will be no "agreement," and you will receive nothing from the Company.

6.	By executing the attached Agreement, you represent that you fully understand all provisions of this Notice and the Attached Agreement and that you understand the consequences of executing the same and that you have entered into the Agreement knowingly and voluntarily.

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SEPARATION AGREEMENT

             THIS SEPARATION AGREEMENT (the "Agreement"), is being entered into by and between Phillip J. Saile (the "Employee"), and ENSCO International Incorporated ("Ensco" or the "Company"), on the following terms:

             WHEREAS, Employee was previously employed as an employee of the Company to perform work at the Company's workplace in Dallas, Texas;

             WHEREAS, Employee has notified the Company that he is voluntarily resigning from the Company effective on July 31, 2009, ("Resignation Date") and the Employee's resignation is accepted by the Company;

             WHEREAS, the Parties intend that this Agreement shall govern all issues related to Employee's resignation from the Company;

             WHEREAS, Employee is being given at least twenty-one (21) days to consider, and seven (7) days to revoke, this Agreement (the "Revocation Date");

             WHEREAS, Employee has been advised in writing to consult with independent counsel with respect to the terms, meaning and effect of this Agreement before executing this Agreement and Employee has had an opportunity to do so;

             WHEREAS, Company and Employee desire to resolve any and all matters related to Employee's employment or service with/to the Company, including, without limitation, all outstanding issues and/or disputes between them; and

             WHEREAS, Employee understands that the Company regards the above recitals as material and that the Company is relying upon these recitals by Employee in entering into this Agreement.

             NOW, THEREFORE, Employee and Company, for and in consideration of the foregoing recitals and the terms and conditions set forth in this Agreement, agree as follows:

I.  DEFINITIONS

1.1	"Company and its affiliates" means and includes ENSCO International Incorporated, and all of its predecessors, successors, parents, subsidiaries, divisions, affiliated companies, owners, members, partners, partnerships, assigns, officers, directors, employees, insurers, shareholders, agents, employee benefit plans and plan fiduciaries, whether in their individual or official capacities.

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1.2	"Competing Business" means any business activities that involve or relate to offshore contract drilling, or any business so similar in nature that it would displace business opportunities or customers of the Company.

1.3	"Common Law Claims" means those claims now recognized, or which may in the future be recognized, by the courts of Texas or the United States protecting workers from, or compensating workers for, adverse actions based on any act or omission of any employer, including, but not limited to: a refusal to perform an illegal act; questioning the legality of an act or omission; avoidance of paying pension or retirement benefits; exercising constitutionally protected freedoms; defamation of character, invasion of privacy; false light privacy invasion; tortuous interference with contract; negligent infliction of emotional distress; intentional infliction of emotional distress; negligent hiring and negligent supervision; the existence of an implied or express contract of employment; the existence of contractual rights arising out of handbooks, manuals, memoranda or policy statements; breach of any implied duty of good faith and fair dealing; breach of any fiduciary duty; denial of any benefits of employment; failure to pay compensation earned; wrongful termination; employment discrimination; or slanderous publication.

1.4	"Confidential Information" includes, without limitation, all of the Company's technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Employee alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods and cost information; procedures, systems, forms and techniques used in monitoring operations or servicing customers; financial information; marketing information; the Company's investments, programs, plans, manners and methods of operation, negotiating positions and strategies, and other information regarding potential strategic alliances; and other information or documents that the Company requires to be maintained in confidence for the Company's continued business success; provided, however, that it does not include information that is in the public domain or becomes part of the public domain through no fault of Employee.

1.5	"Restricted Area" means the State of Texas, Brazil, Mexico, Venezuela and the geographic regions of Asia Pacific (which includes Asia, the Middle East, Australia and New Zealand), Europe/Africa and North and South America where the Company conducts its contract drilling services business or actively engages in soliciting and/or executing contract drilling services business.

1.6	"State Law" means all statutes of the State of Texas and all local, county, city, and municipal statutes and ordinances, regulating in any manner the relationship between Company and Employee, or termination thereof including, without limitation, Workers' Compensation; Human Rights; Payday Statutes; Minimum Wage; Unemployment Compensation; Child Support Withholding; as well as all regulations and court decisions amplifying or interpreting any such statutes.

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II. SEPARATION PACKAGE
2.1	Not later than fifteen (15) business days after the Revocation Date or the Resignation Date (whichever is later), or the next regular pay day (whichever is earlier), Company will pay Employee all regular pay due through his last day of employment, less withholdings required by state and/or federal law. Employee agrees that this payment includes all accrued employment benefits payable to Employee, including without limitation all salary, wages, compensation, accrued and unpaid vacation leave, and any other paid time off earned and owed through his last day of employment or the Resignation Date, as the case may be.

2.2	Company agrees to pay Employee the amount of $402,750.24, less withholdings required by state and/or federal law.
2.3	Company agrees to pay Employee an additional lump sum amount of $10,398.24 to offset the cost of health care insurance coverage continuation for up to twelve months.
2.4	Company agrees to pay Employee the amount of $119,875, which is equivalent to a prorated estimate of the annual bonus payment at target Employee would have received for 2009, less withholdings required by state and/or federal law. Employee shall not be entitled to any 2009 plan year ENSCO Cash Incentive Plan payment in accordance with the terms of that plan.

2.5	Company further agrees to pay for up to twelve (12) months outplacement services over the two-year period from the date hereof.
2.6	Company represents to Employee that the Nominating, Governance and Compensation Committee of the Board or its Executive Compensation Subcommittee has taken all actions pursuant to the provisions of the Company's 2005 Long-Term Incentive Plan, as amended, (the "Plan") necessary to provide for immediate vesting as of the Revocation Date of all unvested restricted stock heretofore granted to Employee in prior years. Employee acknowledges that the restricted stock approved by the Company's Executive Compensation Subcommittee on or about May 27, 2009 and granted to Employee on or about June 1, 2009 shall not vest and shall be forfeited pursuant to the terms of the Plan.

2.7	Employee may exercise, trade or otherwise divest vested Non-Qualified Stock Options in accordance with the Plan. Unvested Non-Qualified Stock Options shall be forfeited pursuant to the terms of the Plan.

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2.8	The parties acknowledge that the Separation Package described in this Article II constitutes a reasonable settlement or compromise to any amount which Employee may claim or be entitled to as part of Employee's employment and/or as a result of the termination of Employee's employment with Company, and the parties acknowledge that the consideration set forth in Sections 2.2 through 2.6 above constitutes additional consideration above and beyond which Employee is or otherwise would be entitled.

III. GENERAL TERMS
3.1	Employee will cease to be employed by the Company, and will end all legal relationships with Company, however denominated, on the Resignation Date.
3.2	Employee and Company agree to report, for income tax purposes, the payment and receipt of the Separation Package. Each party shall bear their respective tax liabilities, if any, arising from this Agreement.

3.3	It is expressly understood and agreed that any liability claimed by Employee is disputed and denied; and that this Agreement is not to be construed as an admission of liability by Company, as any and all liability, except as stated in this Agreement is expressly denied.

3.4	Employee acknowledges and understands that he is waving any and all rights or claims Employee may have arising out of Employee's employment relationship or service with/to the Company and/or termination thereof which arises on or before the date Employee executes this Agreement.

IV. COVENANTS OF EMPLOYEE
4.1	Subject to the provisions of Section 4.5 below, Employee for Employee, Employee's heirs, executors, spouse, guardians, administrators, and successors and assigns, and anyone who has or had rights by or through Employee, hereby fully and forever releases, acquits and discharges the Company and its affiliates of and from any and all actual or potential claims, demands, complaints, judgments, charges or grievances, damages, expenses, attorney's fees, actions and causes of action which Employee can, shall or may have arising out of or in any way relating, directly or indirectly, to any act, omission, or conduct whatsoever, by or attributable to the Company or any of its subsidiaries, divisions, or affiliated companies, or any of their respective owners, members, partners, assigns, officers, directors, employees, insurers, shareholders, agents, employee benefit plans or plan fiduciaries, whether in their individual or official capacities, which may have occurred or has been committed in the past or present up to and including the date Employee executes this Agreement, whether such actual or potential claims demands, actions, causes of action, charges, or grievances are known or unknown, whether pending or threatened, whether matured or inchoate, whether accrued or unaccrued, whether now existing or hereafter arising, related in any way to the relationship of Employee with Company or the termination of such relationship, and as to any matter which could have been asserted in any suit, arbitration, tribunal, quorum, proceeding, committee, agency, department, or body, whether it be state, federal, or local, and whether the nature of it be adjudicatory, legislative, executive, or otherwise.

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4.2	Employee covenants that this Agreement includes, but is not limited to, a release of any claim for monetary damages or relief arising out of or related to the following: (a) any claim for any wages, salary, compensation, vacation pay, paid leave or other remuneration of any kind; (b) any claim for additional or different compensation or benefits of any sort; (c) any claim of retaliation or discrimination on the basis of race, sex, religion, marital status, sexual preference, age, national origin, handicap or disability, veteran status, or special disabled veteran status; (d) any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Sarbanes-Oxley Act, the Texas Commission on Human Rights and/or the Equal Employment Opportunity Commission, and any amendments to such statutes; (e) any and all state wage payment, and unemployment laws; (f) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (g) any claim for personal injury or property damage; (h) any claim for defamation, invasion of privacy, negligence, breach of fiduciary duty, fraud or misrepresentation; (i) any claim arising under any anti-retaliation or whistleblower provisions of any state or federal law; (j) any claim based on any other federal and/or state laws and/or regulations related to and/or addressing employment and separation from employment; and (k) any claim based on any other statutory prohibition or any other tort.

4.3	Employee represents that Employee has read and understands this Agreement and the release of claims agreed to herein and that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefits Protection Act, as amended, are among the rights and claims against the Company that Employee is releasing.

4.4	Employee is not releasing any rights or claims arising after the date that Employee executes this Agreement.
4.5	Notwithstanding anything to the contrary provided in this Article IV, Employee is not releasing any right to: (a) any vested benefit under any employee benefit plan, as defined by the Employee Retirement Income Security Act of 1974, as amended, (b) any rights to COBRA continuation coverage, or (c) any rights provided in this Agreement. Further, nothing in this Agreement shall effect the Equal Employment Opportunity Commission's ("EEOC") rights and responsibilities to enforce any law under its jurisdiction, nor shall anything in this Agreement be construed as a basis for interfering with Employee's right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other fair employment practices agency; provided, however, if the EEOC or any other agency or person commences an investigation or pursues any type of claim on Employee's behalf, Employee specifically waives and releases his right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or claim, nor will Employee seek or accept reinstatement to his former position with Company.

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4.6	Employee stipulates and agrees that: (1) Employee has no work-related physical or mental injury incurred or sustained during Employee's employment with Company, or any other "injury" as defined in the Texas Labor Code; and (2) Employee is not a "prevailing party" under 42 U.S.C. 2000e-5(k), 42 U.S.C. 1988, the Texas Labor Code, or any other federal, state or local law; and (3) Employee has not filed or authorized the filing of any complaints, charges, or lawsuits against Company with any court or agency, nor has Employee assigned to any third party or member of Employee's family any right of Employee to pursue any complaint, charge, lawsuit or claim against the Company.

4.7	Except as may be required in the pursuit of a claim described in Section 4.5 above, Employee agrees that Employee will not make any disparaging remarks, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation and goodwill of, or otherwise negatively reflect upon, the Company.

4.8	Employee acknowledges and agrees that during his employment, he acquired Confidential Information, including a special knowledge of the actual or proposed affairs and business of the Company and of its customers. Therefore, Employee agrees that in order to protect the Company's Confidential Information and the Company's legitimate business interests, it is necessary to enter into the restrictive covenants set forth in this Section 4.8 (collectively, the "Restrictive Covenants"). Employee may not circumvent the purpose of any restriction by engaging business in a Restricted Area through remote means like telephone, facsimile, correspondence, or electronic communication.

a.	Employee agrees that for a period of one (1) year following the expiration of fifteen (15) business days after the Revocation Date or the Resignation Date (whichever is later), Employee will not, either directly or indirectly, hire, call on, solicit, divert, or take away, or attempt to call on, solicit, divert, or take away any of the employees, officers, subcontractors or suppliers of the Company or any of its affiliates, or the patronage of any employee, subcontractor or supplier of any of the Company, or encourage any employees, officers, subcontractors or suppliers of the Company to terminate their relationship with the Company or otherwise interfere with or disturb the relationship existing between the Company and its patients. Employee recognizes that such solicitation would constitute tortious interference with contract and tortious interference with a business relationship as well as a breach of this Agreement.
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b.	Employee agrees for a period of one (1) year following the expiration of fifteen (15) business days after the Revocation Date or the Resignation Date (whichever is later), Employee will not participate in a Competing Business within the Restricted Area. For purposes of this Paragraph, "participate in" includes entering into, engaging in, participating in, or assisting a Competing Business, directly or indirectly, whether as an employee, agent, consultant, partner, owner, shareholder (other than through ownership of publicly-traded capital stock of a corporation which represents less that five percent (5%) of the outstanding capital stock of such corporation), lender, manager, officer, director, or in any other business capacity or relationship. Employee agrees that competition in violation of these terms is intrinsically unfair to the Company because it would involve inevitable disclosure and misappropriation of Confidential Information.
c.	The Restrictive Covenants shall survive any expiration or termination of this Agreement, and the termination of Employee's employment with the Company. If Employee violates any of the Restrictive Covenants, the restrictive period shall be suspended and will not run in favor of Employee from the time of the commencement of any such violation until the time when the Employee cures the violation to the Company's satisfaction.
d.	Employee acknowledges that the Restrictive Covenants, in view of the nature of the Company's business, are reasonable and necessary to protect the Company's legitimate business interests and that any violation of the Restrictive Covenants would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Employee of any Restrictive Covenant, the Company shall be entitled (without the necessity of posting bond in excess of $1,000 against such breach or attempted breach) to a temporary restraining order, temporary injunction, and permanent injunction restraining Employee from the commission of any breach, merely by proving (by a preponderance of the evidence) the existence of such breach, or attempted or threatened breach and without the necessity of proving either inadequate remedy at law or irreparable harm, and to recover the Company's attorneys' fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, specific performance, attorneys' fees, and costs. The Restrictive Covenants shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.
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e.	The Parties agree that if a court should decline to enforce any of the Restrictive Covenants, such affected provisions shall be deemed to be modified to restrict the competitive activity to the maximum extent in time, scope, and geography, which the court shall find enforceable.
f.	The Parties agree and stipulate that: (i) the Restrictive Covenants are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and the Company and do not impose a greater restraint than is necessary to protect the legitimate business interests of the Company; (ii) the consideration and Confidential Information provided by the Company to Employee is not illusory; and (iii) the Company would not have entered into this Agreement but for the agreement of Employee to be bound by the Restrictive Covenants.

4.9	Should Employee in any manner, whether directly or indirectly fail to perform any covenant of Employee provided herein or breach this Agreement in any respect, Company shall have no further or continuing obligation to perform any covenants of Company for which this Agreement provides, including payment of any sums for which this Agreement provides.

V. MISCELLANEOUS
5.1	Employee acknowledges that he has carefully read this Agreement and that he has had a reasonable opportunity to review its terms with legal counsel of his choice. Employee further acknowledges that the Agreement is written in easily understood language and that he understands its terms, and that he freely and voluntarily executes and agrees to the terms and provisions of this Agreement.

5.2	This Agreement constitutes and contains the entire Agreement and understanding between the Parties and completely supersedes any and all prior agreements or understandings, verbal or written, pertaining to the employment relationship between the Parties, the termination thereof, or the rights, remedies, duties or obligations arising therefrom. Any waiver, alteration, or modification of any of the provisions of this Agreement shall not be valid unless in writing and signed by the Company and Employee.

5.3	TO THE EXTENT PERMITTED BY LAW, THIS AGREEMENT SHALL IN ALL RESPECTS BE INTERPRETED, ENFORCED AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCEPT AS PREEMPTED BY FEDERAL LAW, AND EXCLUSIVE VENUE FOR ANY LEGAL PROCEEDINGS BROUGHT TO ENFORCE ITS PROVISIONS SHALL BE IN DALLAS COUNTY, TEXAS WHERE ONE OR MORE OF THE PARTIES OBLIGATIONS CREATED HEREUNDER ARE PERFORMABLE.

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5.4	Should any provision of this Agreement be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining portions of this Agreement.

5.5	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument, but in making proof hereof, it shall never be necessary to exhibit more than one such counterpart.

5.6	The terms of this Agreement are and will remain confidential and Employee agrees not to discuss, publish or otherwise disclose or allow to be disclosed any of the terms hereof unless compelled to do so by a court or agency of competent jurisdiction. Employee also agrees to notify the Company in writing and in advance, of any forced disclosure(s) as set out in this paragraph.

5.7	By signing this Agreement, Employee acknowledges that additional facts may be discovered later relating to Employee's employment or otherwise, but that it is the intention of Employee to fully, finally, and forever settle and release all of Employee's matters, rights, claims, and any controversies whatsoever, known or unknown, which now exist or formerly have existed against the Company. Employee acknowledges that this Agreement shall be and will remain in effect as a full and complete general release of such matters, notwithstanding the discovery or existence of any additional or different facts unless such facts arise after the execution of this Agreement.

VI.  AGE DISCRIMINATION

             PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

             Pursuant to the Age Discrimination in Employment Act of 1967 (29 U.S.C. 626 et seq.) as amended, please be advised of the following:

6.1	Employee is advised to have this Agreement reviewed by an attorney by an independent attorney of Employee's choosing before executing the Agreement.
6.2	Employee is releasing all claims relating to Employee's termination under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act except rights or claims that may arise after the date Employee executes this Agreement.

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6.3	Employee has a minimum of twenty-one (21) days from the date of receipt to review this Agreement and return it to the Company.
6.4	Employee may revoke this Agreement within seven (7) days of the execution of this Agreement.
6.5	By executing this Agreement, Employee represents that Employee fully understands all provisions of the Agreement and understands the consequences of executing this Agreement and that Employee has entered into the Agreement knowingly and voluntarily.

EACH PARTY SIGNING THIS AGREEMENT ACKNOWLEDGES THAT THIS AGREEMENT COMPLETELY AND ADEQUATELY RESOLVES ALL DIFFERENCES BETWEEN THE PARTIES ARISING OUT OF EMPLOYEE'S EMPLOYMENT RELATIONSHIP WITH COMPANY AND EMPLOYEE'S RESIGNATION/TERMINATION THEREFROM AS WELL AS EMPLOYEE'S SERVICES TO THE COMPANY IN ANY OTHER CAPACITY.

ENSCO International Incorporated By: /s/ Michael K. Wiley Michael K. Wiley General Manager - HR & Security Date: June 29, 2009	/s/ Phillip J. Saile Phillip J. Saile Employee Date: June 29, 2009
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